As filed with the Securities and Exchange Commission on December 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSPIRED ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-1025534 (I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223

New York, New York 10107
(Address of principal executive offices, including zip code)

INSPIRED ENTERTAINMENT 2016 LONG-TERM INCENTIVE PLAN

INSPIRED ENTERTAINMENT, INC. NON-PLAN-BASED SHARES

 (Full title of the plan)

A. Lorne Weil

Executive Chairman

Inspired Entertainment, Inc.

250 West 57th Street, Suite 2223

New York, New York 10107
(646) 565-3861
(Name, address and telephone number of agent for service)

copy to:

Douglas S. Ellenoff
Richard Baumann

Ellenoff Grossman & Schole LLP

 1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share (3)	1,842,645 shares	$9.20	$16,952,334	$2,110.57
Common stock, par value $0.0001 per share (4)	9,901 shares	$9.20	$91,090	$11.34
Common stock, par value $0.0001 per share (5)	13,816 shares	$9.20	$127,108	$15.83
Total	1,866,362 shares		$17,170,532	$2,137.74

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Inspired Entertainment, Inc. (the “Registrant”) issuable with respect to the shares being registered hereunder by reason of any stock splits, stock dividends, recapitalizations or other similar transaction. No additional registration fee is included for these shares.

(2)	The proposed maximum offering price per share and proposed maximum aggregate offering price of the Common Stock were calculated based upon the market value for shares of the Common Stock in accordance with Rule 457(c) and (h) under the Securities Act, using the average of the high and low sales prices per share reported by the Nasdaq Capital Market on December 15, 2017.

(3)	Represents shares of Common Stock reserved for issuance under the Inspired Entertainment 2016 Long-Term Incentive Plan (the “Plan”). As of the date hereof, 756,331 of the shares being registered hereunder are subject to outstanding grants of restricted stock units, and 1,086,314 shares are available for future awards.

(4)	Represents the resale of restricted shares of Common Stock issued under the Plan.

(5)	Represents the resale of non-Plan-based shares of Common Stock subject to subscription agreements (the “Subscription Agreements”) with two individuals who have worked with the Company, each covering 6,908 shares, in connection with services provided by such persons to the Registrant (“Non-Plan Shares”).

EXPLANATORY NOTE

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act, to register (i) up to 1,842,645 shares of its Common Stock issuable under the Plan (“Plan Shares”), (ii) the resale of up to 9,901 shares of its Common Stock previously issued under the Plan and (iii) the resale of up to 13,816 shares of its Common Stock issued prior to the filing of this Registration Statement and held by individuals who have worked with the Company (“Non-Plan Shares”).

This Form S-8 includes prospectus pages relating to the Plan Shares and “reoffer” prospectus pages relating to the resale of up to 9,901 Plan Shares and the 13,816 Non-Plan Shares and prepared in accordance with General Instruction C to Form S-8 and the requirements of Part I of Form S-3. The reoffer prospectus may be used for reofferings and resales, on a continuous or delayed basis, of any of the 9,901 Plan Shares and any of the 13,816 Non-Plan Shares that constitute “restricted securities”.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give, to all participants eligible to participate in the Plan, document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the U.S. Securities and Exchange Commission (the “Commission”), but such documents (along with the documents incorporated and deemed to be incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Registrant shall furnish promptly, without charge, to any participants eligible to participate in the Plan, upon written or oral request, a copy of any document incorporated or deemed to be incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof or otherwise required to be delivered pursuant to Rule 428(b).

REOFFER PROSPECTUS

23,717 Shares

INSPIRED ENTERTAINMENT, INC.

Common Stock

This prospectus relates to an aggregate of 23,717 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Inspired Entertainment, Inc. (the “Company,” “we,” “us” or “our”), which may be offered from time to time by stockholders of the Company identified on page 23 of this prospectus. The selling stockholders have acquired the Shares pursuant to agreements entered into between the Company and such stockholders.

The selling stockholders may offer for sale or sell their Shares in varying amounts, through public or private transactions, and at prevailing market prices or at privately negotiated prices. Such future prices are not currently known. The selling stockholders will receive all of the net proceeds from the sale of the Shares. The Company will not receive any proceeds from the sale of the Shares. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by the Company in connection with this registration and offering not borne by the selling stockholders will be borne by the Company.

The Common Stock is traded on the Nasdaq Capital Market under the symbol “INSE.” The last reported sales price of the common stock on the Nasdaq Capital Market on December 19, 2017 was $10.50 per share.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should carefully consider the “Risk Factors” beginning on page 3 of this prospectus before purchasing shares of our common stock.

The date of this prospectus is December 21, 2017

THE COMPANY

We are a global business-to-business gaming technology company, supplying Virtual Sports and Server Based Gaming (“SBG”) products to regulated lottery, betting and gaming operators worldwide through an “omni-channel” distribution strategy. We provide end-to-end digital gaming solutions on our proprietary and secure network, which accommodates a wide range of devices, including land-based gaming machine terminals, mobile devices such as smartphones and tablets and online computer and social applications.

Our Virtual Sports business designs, develops, markets and distributes ultra-high-definition games that create an always-on sports wagering experience. We believe we have a strong position in the supply of Virtual Sports gaming products, with a wide product offering available. As of September 30, 2017, our Virtual Sports products were available in more than 40,000 retail venues and on more than 100 websites. Our products are installed in approximately 35 gaming jurisdictions worldwide, including the UK, Italy, Greece, the U.S. and China.

Our SBG business designs, develops, markets and distributes a broad portfolio of more traditional games through our digital network architecture. Our SBG products are offered through approximately 29,000 digital terminals in gaming and lottery venues around the world, with additional terminals contracted for deployment.

Our Virtual Sports products are typically offered to operators on a participation basis, whereby we receive a portion of the gaming revenues generated, plus an upfront software license fee. Our SBG products are typically offered directly to land-based and online casino gaming operators, either: (i) through product sales or (ii) on a participation basis. Because our SBG products are fully digital, they can interact with a central server and are provided on a “distributed” basis, which allows us to realize a number of benefits, including that we are able to access a wider geographic footprint through the internet and proprietary networks. We offer SBG products that operate with a single technology architecture compliant with each of UK (B2/B3), Italian (‘6B), G2S (Greek) and China Lottery (CAOS) technical regulations.

Our customer base includes regulated operators of lotteries, licensed sports bookmakers, gaming and bingo halls, casinos and regulated online operators. Some of our key customers include William Hill, SNAI, Sisal, Lottomatica, Betfred, Paddy Power Betfair, Ladbrokes Coral, Genting, Codere, Sky Vegas, Fortuna and the Greek Organisation of Football Prognostics S.A. (OPAP S.A.). Geographically, more than half of our revenues are derived from, and more than half of our non-current assets are attributed to, our UK operations, with the remainder of our revenues derived from, and non-current assets attributed to, Italy, Greece and the rest of the world. In the year ended September 30, 2017, we earned approximately 65% of our revenue in the UK, 13.5% in Italy, 10% in Greece and the remaining 11.5% across the rest of the world.

Unlike traditional suppliers to the gaming industry, we do not supply traditional slot machines or casino systems. All of our products are provided through multiple channels over a digital network. All of our products are designed to operate within applicable gaming and lottery regulations and all of our customers are regulated gaming or lottery operators.

We operate in a highly regulated industry. We and our products, as applicable, are licensed, authorized or certified, as applicable, in a number of major gaming and lottery jurisdictions. Our key licenses, authorizations and certifications include those from the Gambling Commission of Great Britain, the Italian gaming authorities and the Greek gaming authorities, as well as the Licensing Authority of Gibraltar, the Alderney Gambling Control Commission and the State of New Jersey’s Division of Gaming Enforcement. We are a member of key industry associations, including the Gaming Standards Association, the World Lottery Association and the Association of Gaming Equipment Manufacturers.

RISK FACTORS

Our business is subject to a high degree of risk. You should carefully read and assess our discussion of the risk factors facing our business, below. Any of these risks could materially and adversely affect our business, operating results, financial condition and prospects, and cause the value of our common stock to decline, which could cause investors in our common stock to lose all or part of their investments.

Risks Relating to Our Business and Industry

We operate in a highly competitive industry and our success depends upon our ability to effectively compete with numerous worldwide businesses.

We face competition from a number of businesses, including worldwide businesses, many of which have substantially greater financial resources and operating scale than we do. Such competition could adversely affect our ability to win new contracts and sales and renew existing contracts. We operate in a period of intense price-based competition in some key markets, which could affect the profitability of the contracts and sales we do win.

In certain markets, our businesses also face competition from suppliers, operators or licensees who offer products for internet gaming in illegal or unregulated markets, but are still able or permitted to supply products and compete with us in regulated markets. These competitors often have substantially greater financial resources and operating scale than we do.

If we cannot successfully compete in our industry and business segments, our business, results, financial condition and prospects could suffer.

We are heavily dependent on our ability to renew our long-term contracts with our customers and we could lose substantial revenue if we are unable to renew certain of these contracts.

Generally, our Virtual Sports contracts are for initial terms of three to five years, with renewals at the customer’s option. Generally, our SBG terminal contracts are for terms of four to six years, but certain customers have options for early termination under certain circumstances, and we may face pressure to renew or upgrade terminals during the lives of these contracts, which could adversely affect revenues or our return on capital and leave us with surplus terminals. At any given time, we have multiple substantial customer contracts that have years to run and others that may be nearing expiration or renewal, which we may lose if we cannot compete effectively to retain their business.

There can be no assurance that our current contracts will be extended or that we will be awarded contract extensions or new contracts as a result of competitive bidding processes or otherwise. The termination, expiration or failure to renew one or more of our contracts could cause us to lose substantial revenue.

Changes in applicable gambling regulations or taxation regimes may affect the revenues or profits generated by the contracts we enter into with our customers. Many of the contracts have with our customers are on revenue-sharing terms, and therefore changes which adversely affect our customers may also adversely affect us. In addition, such changes may cause our customers to seek to renegotiate their contracts, may alter the terms on which such customers are prepared to renew their contracts and may affect their ability or willingness to renew their contracts.

We rely on a relatively small number of customers for a significant portion of our sales, and the loss of, or material reduction in, sales to any of our top customers could have an adverse effect on our business, results of operations, financial condition and prospects.

Certain key customers, including certain UK, Italian and Greek SBG terminal customers and certain Virtual Sports customers, make a significant contribution to our revenues and profitability. Our top ten customers generated 70% of total revenues in the year ended September 30, 2017. During the year ended September 30, 2017, there were two customers that represented at least 10% of our revenues, accounting for 26% and 10% of the Company’s revenues, respectively. We expect that these customers will continue to represent a significant portion of our sales in the future. However, the loss of any of our top customers, whether through contract expiry and non-renewal, breach of contract or other adverse factors could materially adversely affect our revenues or return on capital and leave us with surplus terminals. Moreover, if any of these customers experience reduced revenue, such reduction could adversely affect any revenue-sharing arrangements we have with those customers, reduce our own revenues and adversely affect our financial results.

We are dependent on our relationships with key suppliers to obtain equipment and other supplies for our business on acceptable terms.

We have achieved significant cost savings through our centralization of equipment and non-equipment purchases. However, as a result, we are exposed to the credit and other risks of a group of key suppliers. While we make every effort to evaluate our counterparties prior to entering into long-term and other significant procurement contracts, we cannot predict the impact on our suppliers of the current economic environment and other developments in their respective businesses. Insolvency, financial difficulties or other factors may result in our suppliers not being able to fulfill the terms of their agreements with us. Further, such factors may render suppliers unwilling to extend contracts that provide favorable terms to us, or may force them to seek to renegotiate existing contracts with us. In addition, our business has signed a number of significant contracts whose performance depends upon third party suppliers delivering equipment on schedule for us to meet its contract commitments. Failure of the suppliers to meet their delivery commitments could result in us being in breach of and subsequently losing those contracts. Although we believe we have alternative sources of supply for the equipment and other supplies used in our business, concentration in the number of our suppliers could lead to delays in the delivery of products or components, and possible resultant breaches of contracts that we have entered into with our customers; increases in the prices we must pay for products or components; problems with product quality; and other concerns.

Our ability to bid on new contracts is dependent upon our ability to fund any required up-front capital expenditures through our cash from operations, the incurrence of indebtedness or the raising of additional equity capital.

Our SBG terminal contracts in the UK, Italy and Greece often require significant up-front capital expenditures for terminal assembly, software customization and implementation, systems and equipment installation and telecommunications configuration. Historically, we have funded these up-front costs through cash flows generated from operations and borrowings under our credit facilities. Our ability to continue to procure new contracts, including in new jurisdictions, will depend upon, among other things, our liquidity levels at the time or our ability to obtain additional debt or equity funding at commercially acceptable terms to finance the initial up-front costs. If we do not have adequate liquidity or are unable to obtain other funding for these up-front costs on favorable terms or at all, we may not be able to bid on certain contracts, which could restrict our ability to grow and have an adverse effect on our ability to retain existing contracts and therefore on future profitability.

Our business depends upon the protection of our intellectual property and proprietary information.

We believe that our success depends, in part, on protecting our intellectual property in the UK and in other countries. Our intellectual property includes certain patents and trademarks relating to our systems, as well as proprietary or confidential information that is not subject to patent or similar protection. Our intellectual property protects the integrity of our games, systems, products and services, which is a core value of the industries in which we operate. Protecting our intellectual property can be expensive and time-consuming, may not always be successful depending on local laws or other circumstances, and we also may choose not to pursue registrations in certain countries. Competitors may independently develop similar or superior products, software, systems or business models. In cases where our intellectual property is not protected by an enforceable patent, or other intellectual property protection, such independent development may result in a significant diminution in the value of its intellectual property.

There can be no assurance that we will be able to protect our intellectual property. We enter into confidentiality or license agreements with our employees, vendors, consultants and, to the extent legally permissible, our customers, and generally control access to, and the distribution of, our game designs, systems and other software documentation and other proprietary information, as well as the designs, systems and other software documentation and other information we license from others. Despite our effort to protect these proprietary rights, parties may try to copy our gaming products, business models or systems, use certain of our confidential information to develop competing products, or independently develop or otherwise obtain and use our gaming products or technology, any of which could have an adverse effect on our business. Policing unauthorized use of our technology is difficult and expensive, particularly because of the global nature of our operations. The laws of some countries may not adequately protect our intellectual property.

There can be no assurance that our business activities, games, products and systems will not infringe upon, misappropriate of otherwise violate the proprietary rights of others, or that other parties will not assert infringement or misappropriation claims against us. Any such claim and any resulting litigation, should it occur, could subject us to significant liability for costs and damages and could result in invalidation of our proprietary rights, distract management, and/or require us to enter into costly and burdensome royalty and licensing agreements. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all. In the future, we may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources.

We also rely on certain products and technologies that we license from third parties. Proprietary licenses typically limit our use of intellectual property to specific uses and for specific time periods. There can be no assurance that these third-party licenses, or the support for such licenses, will continue to be available to us on commercially reasonable terms. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include, incorporate, or rely on licensed intellectual property.

Our industry is subject to strict government regulations that could limit our existing operations and have a negative impact on our ability to grow.

In certain jurisdictions, forms of wagering, betting and lottery may be expressly authorized and governed by law and in other jurisdictions forms of wagering, betting and lottery may be expressly prohibited by law. If expressly authorized, such activities are typically subject to extensive and evolving governmental regulation. Gaming regulatory requirements vary from jurisdiction to jurisdiction. Therefore, we are subject to a wide range of complex gaming laws, rules and regulations in the jurisdictions in which we are licensed or may seek to be licensed. Most jurisdictions require that we are licensed or authorized, that our key personnel and certain of our security holders are found to be suitable or are licensed, and that our products are reviewed, tested and certified or approved before placement. If a license, approval, certification or finding of suitability is required by a regulatory or national authority and we fail to seek or do not receive the necessary approval, license, certification or finding of suitability, or if it is revoked, then we may be prohibited from distributing our products for use in the respective jurisdiction. Additionally, such prohibition could trigger reviews of our Company by regulatory bodies in other jurisdictions and adversely affect our ability to obtain or retain the required licenses and approvals in those jurisdictions.

The regulatory environment in any particular jurisdiction may change in the future, and any such change could have an adverse effect on our results of operations or business in general. Moreover, there can be no assurance that the operation of Server Based Gaming terminals, Video Lottery Terminals, Virtual Sports betting, lottery or other forms of wagering systems will be approved, certified or found suitable by additional jurisdictions or that those jurisdictions in which these activities are currently permitted will continue to permit such activities in their existing forms or at all. While we believe that we have the means to continue to develop procedures and policies designed to comply with and monitor the requirements of evolving laws, there can be no assurance that law enforcement agencies, governmental agencies or gaming regulatory authorities, whether in existing or new jurisdictions, will not seek to restrict our business or otherwise institute enforcement proceedings or other legal claims against the Company. Moreover, in addition to the risk of such enforcement actions or claims, we are also at risk from loss of business reputation in the event of any potential legal or regulatory investigation whether or not we are ultimately accused of or found to have committed any violations.

We supply our products to operators of gaming venues, platforms and websites who typically must themselves be licensed by gaming regulators. If any one of these operators fails to maintain its gaming licenses, or violates gaming laws or regulations, our business may suffer, due to our loss of a viable customer and, in instances where we have a revenue-sharing arrangement with the operator, due to our loss of our shares of the revenue generated by that operator’s business.

We supply certain of our products to operators who operate gaming websites. Some of those operators may take bets from customers in markets where no gaming laws or regulations exist and where the provision of online gaming is effectively unregulated. Although the Company seeks to ensure that its customers only take bets in markets where online gaming is legal, if any of those operators is subjected to investigatory or enforcement action for acting otherwise, this could result in the operator suffering interventions ranging from special conditions being applied to its licenses, license suspension or license loss, or the operator otherwise withdrawing from or curtailing its activities in its market. Any such developments could adversely affect such operator’s revenues and in turn adversely affect our earnings from such operator. The Company may itself be subject to investigatory or enforcement action (if and to the extent that local laws or the laws of other jurisdictions in which the Company operates impose liability on suppliers for the activities of the customers that they supply or for receiving funds that are deemed to be illegal because of such activities). We seek to protect ourselves against any such liability for the activities of the operators that we supply, including by contractually requiring those operators not to operate in certain territories and only supplying operators who we have reviewed to determine whether they uphold the requisite standards of regulatory and legal compliance. Nonetheless, there is a risk that we may fail to undertake sufficient due diligence, fail to receive accurate information on which to conduct due diligence, or become subject to investigatory or enforcement action should we or any of our customers be accused of breaching any regulations or laws. Any such action may adversely affect our standing with gaming regulators and our ability to obtain and retain required licenses and other approvals in other jurisdictions.

We may be required to obtain and maintain licenses and certifications from various state and local jurisdictions in order to operate certain aspects of our business and we and our key personnel and certain security holders may be subject to extensive background investigations and suitability standards. We may also become subject to regulation in any other jurisdiction where our customers are permitted to operate in the future. Licenses and ongoing regulatory compliance can be costly. There can be no assurance that we will be able to obtain new licenses or renew any of our existing licenses, and the loss, denial or non-renewal of any of our licenses could have an adverse effect on our business. Generally, regulatory authorities have broad discretion when granting, renewing or revoking approvals and licenses. Our failure, or the failure of any of our key personnel, systems or machines, in obtaining or retaining a required license or approval in one jurisdiction could have a negative impact on our ability (or the ability of any of our key personnel, systems or gaming machines) to obtain or retain required licenses and approvals in other jurisdictions. The failure to obtain or retain a required license or approval in any jurisdiction would decrease the geographic area where we may operate and generate revenues, decrease our share in the gaming marketplace and put us at a disadvantage compared with our competitors. In addition, the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations.

Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage of equity securities of licensed or regulated businesses. The failure of beneficial owners of our common stock to submit to such background checks and provide required disclosure could jeopardize our business. In light of these regulations and the potential impact on our business, our second restated certificate of incorporation provides for the prohibition of stock ownership by persons or entities who fail to comply with informational or other regulatory requirements under applicable gaming law, who are found unsuitable to hold our stock by gaming authorities or whose stock ownership adversely affects our ability to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gaming authority. The licensing procedures and background investigations of the authorities that regulate our businesses and the proposed amendment may inhibit potential investors from becoming significant stockholders or inhibit existing stockholders from retaining or increasing their ownership.

Our businesses are subject to a number of federal, state, local and foreign laws and regulations governing data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data. In particular, the EU has adopted strict data privacy regulations. Following recent developments such as the European Court of Justice’s 2015 ruling that the transfer of personal data from the EU to the U.S. under the EU/U.S. Safe Harbor was an invalid mechanism of personal data transfer, the adoption of the EU-U.S. Privacy Shield as a replacement for the Safe Harbor, and the upcoming effective date of the EU’s General Data Protection Regulation, data privacy and security compliance in the EU are increasingly complex and challenging. The scope of data privacy and security regulations continues to evolve, and we believe that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions. Compliance with data privacy and security restrictions could increase the cost of our operations and failure to comply with such restrictions could subject us to criminal and civil sanctions as well as other penalties.

We are subject to the provisions of the UK Bribery Act 2010, the U.S. Foreign Corrupt Practices Act and other anti-corruption laws. The UK Bribery Act generally prohibits giving a financial or other advantage to another person with the intention of inducing that person to improperly perform a relevant function or activity. The U.S. Foreign Corrupt Practices Act generally prohibits U.S. persons and companies and their agents from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Certain of these anti-corruption laws also contain provisions that require accurate record keeping and further require companies to devise and maintain an adequate system of internal accounting controls. Although we have policies and controls in place that are designed to ensure compliance with these laws, if those controls are ineffective or an employee or intermediary fails to comply with the applicable regulations, we may be subject to criminal and civil sanctions as well as other penalties. Any such violation could disrupt our business and adversely affect our reputation, results of operations, cash flows and financial condition.

We review and develop our internal compliance programs in an effort to ensure that we comply with legal requirements imposed in connection with our business activities. The compliance program is run on a day-to-day basis by our in-house legal department with compliance and technical advice provided by our compliance manager and outside professionals. There can be no assurance that such steps will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of administrative, civil and even criminal sanctions, monetary fines or suspension or revocation of one or more of our licenses.

Our industry is subject to regulations that set parameters for levels of gaming or wagering duty, tax, stake, prize and return to player.

In most jurisdictions in which we operate or expect to seek to operate, the level of duty or taxation, the stake, prize and return to player of wagering, betting and lottery games and the speed at which players can participate in gaming are defined in government regulations which are subject to change. Those regulations may also affect the premises in which gaming activities may take place (i.e., by limiting the number of gaming machines which may be housed in a licensed gaming location, or by restricting the locations in which licensed gaming premises may be situated). Once authorized, such parameters are subject to extensive and evolving governmental regulation. Moreover, such gaming regulatory requirements vary from jurisdiction to jurisdiction. Therefore, we are subject to a wide range of complex gaming parameters in the jurisdictions in which we are licensed. If a key parameter is changed, such as the level of taxation or duty or the maximum stake or prize or return to player of a game, then it may be to the detriment of our business, financial condition, results and prospects or we may be unable to distribute our products profitably.

A determination by the UK Government to substantially reduce maximum permitted bets on certain gaming machines in the UK could have a material negative impact on our business.

On October 31, 2017, the UK Government’s Department for Digital, Culture, Media and Sport released a written consultation document, seeking written public responses to proposals it set forth in the document for changes to gaming machine regulations and other related regulatory matters. Responses are due by January 23, 2018, after which the UK Government is expected to take action with respect to some or all of the proposals raised in the consultation document or in the responses it receives to the document. The consultation and any UK Government action that follows represent the expected culmination of the triennial review of gaming regulation commenced by the UK Government in October 2016.

The UK Government’s principal proposal in the consultation document is to reduce the maximum permitted betting stake for players of B2 gaming machines (also known as Fixed-Odd Betting Terminals, or FOBTs) from the current £100 to either £50, £30, £20 or £2. A reduction of the maximum permitted B2 betting stake could adversely affect players’ interest in and use of B2 gaming machines; the total stakes wagered on such machines; the earnings made by operators who offer such machines at their betting locations; the portion of operators’ revenues that we receive under total revenue-sharing contracts and SBG revenue-sharing contracts we have with such operators; and demand for the supply of such machines in the future. A significant portion of our SBG revenue is derived from our revenue-sharing arrangements with customers who operate our SBG terminals as B2 gaming machines. Therefore, if the maximum permitted B2 betting stake is reduced, and any of the foregoing potential adverse consequences were to result, there could be a material adverse effect on our SBG revenues and consequently on our overall business.

Because it is unknown when, after the end of the consultation response period on January 23, 2018, the UK Government may take action to reduce the maximum permitted B2 betting stake; what reduced level of maximum permitted betting stake may be imposed; and when such reduction would come into force, there can be no assurance as to the extent to which any such reduction would affect our earnings or our business generally. Although a reduction of the maximum permitted betting stake to £50 might not have a substantial adverse effect on our earnings, a reduction to £30 could reduce our earnings by a substantial fraction and could have a material adverse effect on our results of operations, cash flows and financial condition, and a reduction to £2 would reduce our earnings significantly and would likely have a material adverse effect on our results of operations, cash flows and financial condition. In all events, we currently expect that we might not experience material effects to our operations from any betting stake reduction until our 2019 fiscal year, and that there would be a period of time between the UK Government’s announcement of a reduction and its imposition, during which we could begin taking measures intended to mitigate the effects of the reduction. For the foregoing reasons, although we currently expect that a reduction in the maximum B2 betting stake may have at least some degree of adverse effect on our business, there can be no assurance as to when any reduction of the maximum permitted betting stake will be imposed, how steep a reduction it may be, or when, how and to what extent such a reduction would affect our business.

Our business is subject to evolving technology.

The markets for our products are affected by changing technology, new regulations and evolving industry standards. Our ability to anticipate or respond to such changes and to develop and introduce new and enhanced products and services on a timely basis will be a significant factor in our ability to expand, remain competitive, attract new customers and retain existing contracts. For example, some of our contracts with customers require that the technology being licensed by the customer remain compliant with applicable regulations. Because regulatory changes cannot always be foreseen, such contractual requirements can from time-to-time result in us having to incur unforeseen costs to adapt our technology to changes in regulation.

Generally, there can be no assurance that we will achieve the necessary technological advances, have the financial resources, introduce new products or services on a timely basis or otherwise have the ability to compete effectively on a technological basis in the markets we serve.

Our business competes on the basis of the stability, security and integrity of our software, networks, systems, games and products.

We believe that our success depends, in significant part, on providing secure products and systems to our vendors and customers with high levels of uptime, quality and availability. Attempts to penetrate security measures may come from various combinations of customers, retailers, vendors, players, employees and others. Our ability to monitor and ensure quality of our products is periodically reviewed and enhanced. There can be no assurance that our business might not be affected by a security breach, virus, Denial of Service attack, or technical error, failure or lapse which could have an adverse impact on our business.

Additionally, we maintain a large number of games and terminals and jackpot systems, which rely on algorithms and software designed to pay out winnings to players at certain ratios. Our systems, testing and processes to monitor and ensure the payout of games are periodically reviewed and enhanced, and are additionally reviewed and tested by third-party expert test houses. There can be no assurance that our business might not be affected by a malicious or unintentional breach or technical error, failure or lapse which could have an adverse impact on payout ratios which would consequently have an adverse effect on our business in the form of lost revenues or penalty payments to players or customers. Gaming regulators may take enforcement action against us (including the imposition of significant fines) where the payout ratios fall below the ratios advertised to customers, or our software, networks, systems, games and/or products otherwise suffer from technical error, failure or lapse.

We may be adversely affected by disruptions to our transaction gaming and lottery systems, as well as disruptions to our internal enterprise and information technology systems.

Our operations are dependent upon our transactional gaming, lottery and information technology systems. We rely upon such systems to manage customer systems on a timely basis, to coordinate our sales and installation activities across all of our locations and to manage invoicing. A substantial disruption in our transactional gaming, lottery and information technology systems for any prolonged time period (arising from, for example, system capacity limits from unexpected increases in our volume of business, outages, computer viruses, unauthorized access or delays in its service) could result in delays in serving our customers, which could adversely affect our reputation and customer relationships and could result in monetary penalties pursuant to the terms of customer contracts. Our systems might be damaged or interrupted by natural or man-made events or by computer viruses, physical or electronic break-ins, or similar disruptions affecting the Internet and our disaster recovery plan may be ineffective at mitigating the effects of these risks. Such delays, problems or costs could have an adverse effect on our financial condition, results of operations and cash flows.

Gaming opponents persist in their efforts to curtail legalized gaming, which, if successful, could limit our existing operations.

Legalized gaming is subject to opposition from gaming opponents, including in the UK, Italy and other markets where we are active. There can be no assurance that this opposition will not succeed in preventing the legalization of gaming in jurisdictions where these activities are presently prohibited or prohibiting or limiting the expansion or continuance of gaming where it is currently permitted, in either case to the detriment of our business, financial condition, results and prospects.

Our directors and key personnel are subject to the approval of certain regulatory authorities, which, if withheld, will require us to sever our relationship with non-approved individuals, which could adversely impact our operations.

Our members, managers, directors, officers and key employees must also be approved by certain government and state regulatory authorities. If such regulatory authorities were to find a person occupying any such position unsuitable, we would be required to sever our relationship with that person. We may thereby lose key personnel which would have a negative effect on our operations. Certain public and private issuances of securities and certain other transactions by us also require the approval of certain state regulatory authorities. Further, our gaming regulators can require us to disassociate ourselves from suppliers or business partners found unsuitable by the regulators. For a summary of some of the significant gaming regulations that affect our business, see “Regulatory Framework” in Item 1 above. The regulatory environment in any particular jurisdiction may change in the future and any such change could have an adverse effect on our results of operations. In addition, we are subject to various gaming taxes, which are subject to increase at any time.

Licensing and gaming authorities have significant control over our operations and ownership, and could cause us to redeem certain stockholders on potentially disadvantageous terms.

Regulatory authorities have broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in our operations. Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage of equity securities of licensed or regulated businesses. For example, in the UK, an entity holding a gambling license must notify the Gambling Commission of the identity of any shareholder holding, directly or indirectly, 3% or more of its equity or voting rights, and must apply for permission to continue to rely on its operating license whenever a new person acquires, directly or indirectly, 10% or more of its equity or voting rights. The failure of beneficial owners of our common stock to submit to such background checks and provide required disclosure could jeopardize our business. Our certificate of incorporation provides that, to the extent required by the gaming authority making the determination of unsuitability or to the extent the board of directors determines, in its sole discretion, that a person is likely to jeopardize the Company’s or any affiliate’s application for, receipt of, approval for, right to the use of, or entitlement to, any gaming license, shares of our capital stock that are owned or controlled by an unsuitable person or its affiliates are subject to mandatory redemption by us. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as we elect. Such a redemption could occur on terms or at a time that a stockholder believes to be disadvantageous.

Changes in laws or regulations, or a failure to comply with, or liabilities under, any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional, state and local governments, including non-U.S. governments. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have an adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, or liabilities thereunder, could have an adverse effect on our business and results of operations.

Certain of our executive officers and directors are affiliated with entities engaged in business activities similar to those conducted by us and, accordingly, may have conflicts of interest in determining whether a particular business opportunity should be presented to us or to another entity.

Certain of our executive officers and directors are affiliated with entities that are engaged in businesses similar to the ones we operate. As a result, any of them may become aware of business opportunities which may be appropriate for presentation to us and to other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented — to us or to another entity. These conflicts may not be resolved in our favor and a potential business opportunity may be presented to another entity prior to its presentation to us. Our second amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our Company and such opportunity is one that we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

We are a holding company and conduct all of our operations through our subsidiaries.

We are a holding company and derive all of our operating income from our subsidiaries. Other than any cash we retain, all of our assets are held by our direct and indirect subsidiaries. We rely on the earnings and cash flows of our subsidiaries, which are paid to us by our subsidiaries, if and only to the extent available, in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend upon their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

Our inability to complete future acquisitions of gaming and related businesses and integrate those businesses successfully could limit our future growth, if any.

We continue to pursue expansion and acquisition opportunities in gaming and related businesses and we could face significant challenges in managing and integrating the expanded or combined operations including acquired assets, operations and personnel. There can be no assurance that acquisition opportunities will be available on acceptable terms or at all or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions. Our ability to succeed in implementing our strategy will depend upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. Acquisition transactions may disrupt our ongoing business and distract management from other responsibilities. Any future acquisition transactions involving the use of company stock would dilute our existing stockholders and earnings per share.

Our business may be affected by changes in general and local economic and political conditions.

The demand for our services is sensitive to general and local economic conditions over which we have no control, including changes in the levels of consumer disposable income and geographical exposure to macro-economic trends and taxation. In addition, the economic stability of certain Eurozone countries where we conduct or intend to conduct business may become affected by sovereign debt crises or other general and local economic and political conditions. Adverse changes in economic conditions may affect our business generally or may be more prevalent or concentrated in particular markets in which we operate. Any deterioration in economic conditions or the continuation of uncertain economic conditions could have an adverse effect on our business, financial condition, results of operations and prospects. Other economic risks which may adversely affect our performance include high interest rates, inflation and volatile foreign exchange markets, and effects arising from Great Britain’s exit from the European Union (“Brexit”).

The performance of our business may also be subject to political risks in certain jurisdictions where we operate, including change of government, political unrest, war or terrorism.

Our revenues can vary substantially from period to period and you should not rely upon our periodic operating results as indications of future performance.

Our revenues are subject to variations. Wagering equipment sales and software license revenues usually reflect a limited number of large transactions, which may not recur on an annual basis. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of major equipment sales and software license revenue. In addition, revenues may vary depending on the timing of contract awards and renewals, changes in customer budgets and general economic conditions. Revenues may also vary based on adverse sequences of payouts of prizes, unusual jackpot wins, and other variations in game margin.

Our business could also be affected by natural or man-made disasters such as floods, storms or terrorist attacks. We have taken steps to have disaster recovery plans in place but there can be no assurance that such an event would not have a significant adverse impact on our business.

We have operations in a variety of countries, which subjects us to additional risks.

We are a global business and derived substantially all of our revenue outside the United States during the years ended September 30, 2017 and September 24, 2016, respectively. In the year ended September 30, 2017, we earned approximately 65% of our revenue in the UK, 13.5% in Italy, 10% in Greece and the remaining 11.5% across the rest of the world. Our business in foreign markets subject us to risks customarily associated with such operations, including:

●	foreign withholding taxes on, or bank regulatory restrictions on expatriating, our subsidiaries’ earnings that could reduce cash flow available to meet our required debt service and other obligations;

●	the complexity of foreign laws, regulations and markets;

●	the impact of foreign labor laws and disputes;

●	potential risks relating to our ability to manage our foreign operations, monitor our customers’ activities or our partners’ activities which may subject us to risks involving such other entities’ financial condition or to inconsistent interests or goals;

●	the impact of price controls, capital controls or increased difficulties in collecting accounts receivables in Greece or other jurisdictions;

●	recent unexpected gaming tax increases in Italy;

●	other economic, tax and regulatory policies of foreign governments; and

●	the ability to attract and retain key personnel in foreign jurisdictions.

Our consolidated financial results are significantly affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than U.S. Dollars, and from the translation of foreign currency balance sheet accounts into GBP-denominated or U.S. Dollar-denominated balance sheet accounts. Exposure to currency exchange rate fluctuations exists and will continue because a significant portion of our revenues are denominated in currencies other than the U.S. Dollar, particularly GBP and the Euro. Exchange rate fluctuations have in the past adversely affected operating results and cash flows and may continue to adversely affect results of operations and cash flows and the value of assets.

As a result of the geographic concentration of our operations in the UK, Italy and Greece, our operating results and cash flow depend significantly on economic conditions and the other factors listed above in these market areas. There can be no assurance that we will be able to operate on a continuing successful basis in these markets or in any other foreign market.

Our business could be negatively affected by ownership changes and consolidation in the gaming industry.

Because a substantial part of our revenue is recurring in nature, our medium to long term results of operations, cash flows and financial condition could be negatively affected if any of our customers were sold to or merged with other customers, or if consolidation in the gaming industry were otherwise effected. Consolidation among gaming operators could result in our customers using more products and services of our competitors or reducing their spending on our products, or could otherwise cause downward pricing pressures, any of which outcomes could negatively affect our business.

We may not be able to capitalize on the expansion of interactive gaming or other trends and changes in the gaming and lottery industries, including due to laws and regulations governing these industries, and other factors.

We participate in new and evolving aspects of the interactive gaming and lottery industries. Part of our strategy is to take advantage of the liberalization of regulations covering these industries on a global basis. These industries involve significant risks and uncertainties, including legal, business and financial risks. The success of these industries and of our interactive gaming and lottery products and services may be affected by future developments in social networks (including Facebook) mobile platforms, gaming regulations, data privacy laws and other matters which we are unable to predict or control. The fast-changing environment in these industries can make it difficult to plan strategically and can provide opportunities for competitors to grow their businesses at our expense. Consequently, our future results of operations, cash flows and financial condition are difficult to predict and may not grow at the rates we expect.

Laws relating to internet gaming are evolving. To varying degrees, governments have taken steps to change the regulation of internet wagering through the implementation of new or revised licensing and taxation regimes, including the possible imposition of sanctions on unlicensed providers. We cannot predict the timing, scope or terms of the implementation or revision of any such state, federal or foreign laws or regulations, or the extent to which any such laws and regulations may facilitate or hinder our strategy.

In jurisdictions that authorize internet gaming, we cannot assure that we will be successful in offering our technology, content and services to internet gaming operators, because we expect to face intense competition from our traditional competitors in the gaming and lottery industries as well as a number of other domestic and foreign competitors (and, in some cases, the operators themselves), many of which have substantially greater financial resources or experience in this area than we do.

Know-your-customer and geo-location programs and technologies supplied by third parties are an important aspect of certain internet and mobile gaming products and services, because they can confirm certain information with respect to players and prospective players, such as age, identity and location. Payment processing programs and technologies, typically provided by third parties, are also a necessary feature of interactive wagering products and services. These programs and technologies are costly, and our use of them may have an adverse impact on our results of operations, cash flows and financial condition. Additionally, we cannot assure that products or services containing these programs and technologies will be available to us on commercially reasonable terms, if at all, or that they will perform accurately or otherwise in accordance with required specifications.

Our business is capital intensive and our ability to retain customers may be influenced by our ability to deploy additional capital.

Customers of our server based gaming products frequently request us to incur capital expenditures to provide gaming terminals to support their land-based operations. While we seek to obtain what we believe to be satisfactory rates of return on such investments, these capital expenditures can be meaningful and may be concentrated within short periods of time. To the extent that we have insufficient access to capital or liquidity at the time that a customer, or prospective customer, makes such a request, we may be at a competitive disadvantage in retaining or attracting such customer. Such a circumstance could have an adverse effect on our business, financial condition, results of operations or prospects.

We may be subject to claims arising from the operations of our various businesses for periods prior to the dates we acquired them.

On December 23, 2016, the business combination that created the current Inspired Entertainment, Inc. was consummated (the “Business Combination” or the “Merger”). For a further description of the Business Combination, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Combination”. Since 2010 and prior to the Business Combination, we have consummated two acquisitions. We may be subject to claims or liabilities arising from the ownership or operation of acquired businesses for the periods prior to our acquisition of them, including environmental, employee-related and other liabilities and claims not covered by insurance.

Our success depends upon our key personnel.

Our business results depend largely upon the continued contributions of our Executive Chairman, our President and Chief Executive Officer and other members of our management team, as well as certain key technical specialists, game designers, operational experts and other developers and operators of key intellectual property and processes. If we lose the services of one or more members of our management team or key employees, our business, financial condition and results of operations, as well as the market price of our securities, could be adversely affected. Furthermore, some of our key employees do not have prior experience operating a company regulated by the SEC, which could cause us to have to expend time and resources training them and helping them become familiar with such requirements.

The long-term performance of our business relies on our ability to attract, develop and retain talented personnel and our labor force while controlling our labor costs.

To be successful, we must attract, develop and retain highly qualified and talented personnel who have the experience, knowledge and expertise to successfully implement our key business strategies. We also must attract, develop and retain our labor force while maintaining labor costs. We compete for employees, including sales people, regional management, executive officers and others, with a broad range of employers in many different industries, including large multinational firms, and we invest significant resources in recruiting, developing, motivating and retaining them. The failure to attract and retain key employees, or to develop effective succession planning to assure smooth transitions of those employees and the knowledge, customer relationships and expertise they possess, could negatively affect our competitive position and our operating results. Further, if we are unable to cost-effectively recruit, train and retain sufficient skilled personnel, we may not be able to adequately satisfy increased demand for our products and services, which could adversely affect our operating results.

Restrictions in our existing credit agreement, or any other indebtedness we may incur in the future, could adversely affect our business, financial condition, or results of operations, and our ability to make distributions to stockholders and the value of our common stock.

Our existing credit agreement, or any future credit facility or other indebtedness we enter into, may limit our ability to, among other things:

●	incur or guarantee additional debt;

●	make distributions or dividends on or redeem or repurchase shares of common stock;

●	make certain investments and acquisitions;

●	make capital expenditures;

●	incur certain liens or permit them to exist;

●	enter into certain types of transactions with affiliates;

●	acquire, merge or consolidate with another company; and

●	transfer, sell or otherwise dispose of all or substantially all of our assets.

The provisions of our existing credit agreement or other debt instruments may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our credit agreement, any future credit facility or other debt instruments could result in a default or an event of default that could enable our lenders or other debt holders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and you could experience a partial or total loss of your investment.

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

Economic and credit market conditions, the performance of the gaming industry and our financial performance, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit, economic conditions and financial, business and other factors, many of which are beyond our control.

We may require additional financing to fund our operations and growth. The failure to secure additional financing could have an adverse effect on our continued development or growth. None of our officers, directors or stockholders is required to provide any financing to us.

We may be unable to develop sufficient new products and product lines and integrate them into our existing business, which may adversely affect our ability to compete; our expansion into new markets may present competitive and regulatory challenges that differ from current ones.

Our business depends in part on our ability to identify future products and product lines that complement existing products and product lines and that respond to our customers’ needs. We may not be able to compete effectively unless our product selection keeps up with trends in the markets in which it competes or trends in new products. In addition, our ability to integrate new products and product lines into our existing business could affect our ability to compete. Furthermore, the success of new products and product lines will depend upon market demand and there is a risk that new products and product lines will not deliver expected results, which could adversely affect our future sales and results of operations. Our expansion into new markets may present competitive, distribution and regulatory challenges that differ from current ones. We may be less familiar with new product categories and may face different or additional risks, as well as increased or unexpected costs, compared to existing operations.

Risks Relating to Our Status as a Public Company

We may not be able to effectively implement, on a continuing basis, controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

Prior to the Business Combination, we were not subject to Section 404 of the Sarbanes-Oxley Act of 2002. Following the Business Combination, we are required to provide management’s attestation on internal controls, commencing with our annual report for the year ended September 30, 2017. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those previously required of Inspired Gaming Group when it was a privately held company. If we are not able to implement, on a continuing basis, the additional requirements of Section 404 with adequate compliance, we may not be able accurately to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

The obligations associated with being a public company require significant resources and management attention.

We currently face legal, accounting, administrative and other costs and expenses applicable to a U.S. public company that Inspired Gaming Group did not incur as a private company. In addition, Inspired Gaming Group had been a private company with limited accounting personnel and other related resources and will need to add personnel in areas such as accounting, financial reporting, investor relations and legal that are needed in connection with our operations as a public company. We incurred incremental costs related to operations as a public company of approximately $4.2 million for the year ended September 30, 2017 (excluding stock-based compensation). We expect to incur incremental costs related to operating as a public company of approximately $5.0 million annually, excluding stock based compensation cost, although there can be no assurance that these costs will not be higher, particularly when we no longer qualify as an emerging growth company. Our company is subject to the reporting requirements of the Exchange Act, which requires us to file annual, quarterly and current reports with respect to our business and financial condition and proxy and other information statements, and the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Public Company Accounting Oversight Board (the “PCAOB”) and Nasdaq, each of which imposes additional reporting and other obligations on public companies. Our senior management may not be able to maintain programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including maintaining effective internal controls over financial reporting. Our compliance with existing and evolving regulatory requirements results in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

Material weaknesses in our internal control over financial reporting could result in a failure to prevent, or to detect or correct on a timely basis, material misstatements in the financial statements of the Company, and could have an adverse effect on the price of our common stock.

Certain material weaknesses in our internal control over financial reporting were identified in connection with the preparation of the audits of the consolidated financial statements of our non-U.S. subsidiaries in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014. These weaknesses have been remediated. Nevertheless, we enter into transactions that are complex and whose accounting treatment under U.S. GAAP requires extensive knowledge of U.S. GAAP and financial reporting disclosure requirements. No assurance can be given that our internal control over financial reporting will be sufficient to prevent recurring or additional material weaknesses in future periods. If material weaknesses are discovered in the future, we may fail to meet our future reporting obligations in a timely and reliable manner and our financial statements could contain material misstatements. Any such failure could adversely affect business and the price of our common stock.

We may be required to recognize impairment charges related to goodwill, identified intangible assets and property and equipment or to take write-downs or write-offs, restructuring or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could have an adverse effect on your investment.

We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and property and equipment for impairment if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and property and equipment. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have an adverse effect on our financial condition and results of operations.

Even though these charges may be non-cash items and would not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

An active trading market for our securities may never develop, or if developed, may not continue, which would adversely affect the liquidity and price of our securities.

An active trading market for our securities may never develop, or if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Depending on the number of shares you hold and other factors, you may not be able to sell your shares at the times you prefer at desirable market prices.

Our warrants transitioned from NASDAQ to the over-the-counter markets operated by OTC Markets Group in April 2017, as a result of the Company having less than 400 round-lot warrant holders. The lack of a stock exchange listing may limit investors’ ability to effect transactions in our public warrants.

In September 2017, we received confirmation from NASDAQ that we were in compliance as to the minimum 300 round-lot shareholder requirement for our common stock. However, there can be no assurance that we will be able to maintain compliance with this or any other listing qualifications in the future.

Our warrants could expire worthless, the terms could be amended and we may redeem our warrants at a time that is disadvantageous to you.

The exercise price for our warrants is $5.75 per one-half of one share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of our common stock. No fractional shares will be issued upon exercise of the warrants. There is no guarantee that the warrants will be in the money when warrant holders choose to exercise their warrants and they may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

We have the ability to redeem the warrants any time prior to their expiration at a price of $0.01 per warrant, provided that (i) the last reported sale price of our common stock equals or exceeds $24.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and (ii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available unless warrants are exercised on a cashless basis. Redemption of the outstanding warrants could force holders:

▪	to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

▪	to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

▪	to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

The private placement warrants are not redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

Concentration of ownership of the Company may have the effect of delaying or preventing a change in control.

Our largest stockholder, Landgame S.à.r.l, holds approximately 45% of the outstanding common stock of the Company, and as a result has the ability to strongly influence the outcome of corporate actions of the Company requiring stockholder approval. In addition, Landgame S.à.r.l. is party to a stockholders agreement that provides it with the right to nominate up to three of the seven members of our board of directors. As a result, this stockholder has the ability to exert influence over our business and may make decisions with which other stockholders may disagree. In addition, under the same stockholders agreement, another one of our stockholders, Hydra Industries Sponsor LLC (the “Hydra Sponsor”), has the right to nominate one director, and affiliates of Macquarie Group Limited have the right, jointly with the Hydra Sponsor, to nominate two directors. Each of the foregoing stockholders also have rights to appoint more directors if the size of our board of directors is increased. As a result, each of these stockholders has the ability to exert influence over our business and may support or make decisions with which other stockholders may disagree. Moreover, the concentrations of ownership described above may have the effect of delaying or preventing a change of control and might adversely affect the market price of our common stock.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. The Company will be required to provide management’s attestation on internal controls effectiveness with respect to the year ended September 30, 2017. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following October 29, 2019, the fifth anniversary of our initial public offering (“IPO”), (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend upon appreciation in the price of our common stock.

We do not currently expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend upon, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. Consequently, your ability to achieve a return on your investment will depend upon appreciation in the price of our common stock.

The price of our common stock may fluctuate significantly, and you could lose part or all of your investment.

The price of our securities may fluctuate significantly due to general market and economic conditions. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. If our results do not meet the expectations of investors or securities analysts, the market price of our securities may decline. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Any of the factors listed below could have an adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

●	market conditions affecting the gaming industry;

●	quarterly variations in our results of operations;

●	changes in government regulations;

●	the announcement of acquisitions by us or our competitors;

●	changes in general economic and political conditions;

●	volatility in the financial markets;

●	results of our operations and the operations of others in our industry;

●	changes in interest rates;

●	threatened or actual litigation and government investigations;

●	the outcome of the UK Government’s ongoing triennial review of UK gaming regulation;

●	the addition or departure of key personnel;

●	actions taken by our stockholders, including the sale or disposition of their shares of our common stock; and

●	differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our business and stock price may suffer as a result of our lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about the Company, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The Company’s lack of public company operating experience may make it difficult to forecast and evaluate our future prospects. If the Company is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, the Company’s business, prospects, financial condition and operating results may be harmed.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively affected. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on the Company, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

If substantial numbers of shares of our common stock are sold by our stockholders in a short period of time, the market price of our common stock may decline.

If our existing stockholders sell substantial amounts of their shares of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price. We filed a registration statement that became effective in July 2017 covering the resale of 16,686,335 shares of our outstanding common stock held by certain stockholders and the shares underlying our warrants and, as a result, such shares may be sold in the public market, subject to applicable securities laws. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares or other equity securities. In addition, up to 2,500,000 additional shares of our common stock may be issued as earnout consideration pursuant to the terms of the Business Combination, which may have an adverse effect on the market price of our common stock.

We may issue a significant number of shares of our common stock or other securities from time to time.

We may issue shares of our common stock or other securities from time to time as consideration for, or to finance, future acquisitions and investments or for other capital needs. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common stock. If any such acquisition or investment is significant, the number of shares of common stock or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial and may result in additional dilution to our stockholders. We may also grant registration rights covering shares of our common stock or other securities that we may issue in connection with any such acquisitions and investments.

Anti-takeover provisions contained in our second amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s second amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	the Court of Chancery of the State of Delaware as the exclusive forum for adjudication of disputes;

●	controlling the procedures for the conduct and scheduling of stockholder meetings; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”), which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. In addition, effective August 13, 2017, we have adopted a shareholder rights plan in the form of a Rights Agreement, which could have the effect of making it uneconomical for a third party to acquire us on a hostile basis. If the Rights Agreement is not approved at the Company’s 2018 annual meeting of stockholders, the Rights will expire at the close of business on August 12, 2018. Any provision of our second amended and restated certificate of incorporation or bylaws, the Stockholders’ Rights Agreement or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Risks Relating to Global Economic and Political Conditions

Volatility or disruption in the financial markets could materially adversely affect our business and the trading price of our common stock.

Our business relies on stable and efficient financial markets. Any disruption in the credit and capital markets could adversely impact our ability to obtain financing on acceptable terms. Volatility in the financial markets could also result in difficulties for financial institutions and other parties that we do business with, which could potentially affect the ability to access financing under existing arrangements. We are exposed to the impact of any global or domestic economic disruption, including any potential impact of the decision by the United Kingdom to exit the European Union and the sovereign debt crises in certain Eurozone countries where we do business. Our ability to continue to fund operating expenses, capital expenditures and other cash requirements over the long term may require access to additional sources of funds, including equity and debt capital markets, and market volatility and general economic conditions may adversely affect our ability to access capital markets. In addition, the inability of our vendors to access capital and liquidity with which to maintain their inventory, production levels and product quality and to operate their businesses, or the insolvency of our vendors, could lead to their failure to deliver merchandise. If we are unable to purchase products when needed, our sales could be materially adversely affected. Accordingly, volatility or disruption in the financial markets could impair our ability to execute our growth strategy and could have an adverse effect on the trading price of our common stock.

Currency exchange rate fluctuations could result in lower revenues, higher costs and decreased margins and earnings.

We conduct purchase and sale transactions in various currencies, which increases our exposure to fluctuations in foreign currency exchange rates globally. Additionally, there has been, and may continue to be, volatility in currency exchange rates as a result of the United Kingdom’s June 23, 2016 referendum in which voters approved the United Kingdom’s exit from the European Union ( “Brexit”). It is possible that sovereign debt crises in certain Eurozone countries could lead to the abandonment of the Euro and the reintroduction of national currencies in those countries. International revenues and expenses generally are derived from sales and operations in various foreign currencies, and these revenues and expenses could be affected by currency fluctuations, specifically amounts recorded in foreign currencies and translated into U.S. Dollars for consolidated financial reporting, as weakening of foreign currencies relative to the U.S. Dollar will adversely affect the U.S. Dollar value of the Company’s foreign currency-denominated sales and earnings. Currency exchange rate fluctuations could also disrupt the business of the independent manufacturers that produce our products by making their purchases of raw materials more expensive and more difficult to finance. Foreign currency fluctuations could have an adverse effect on our results of operations and financial condition.

We may hedge certain foreign currency exposures to lessen and delay, but not to completely eliminate, the effects of foreign currency fluctuations on our financial results. Since the hedging activities are designed to lessen volatility, they not only reduce the negative impact of a stronger U.S. Dollar or other trading currency, but they also reduce the positive impact of a weaker U.S. Dollar or other trading currency. Our future financial results could be significantly affected by the value of the U.S. Dollar in relation to the foreign currencies in which we conduct business. The degree to which our financial results are affected for any given time period will depend in part upon our hedging activities, and there can be no assurance that our hedging activities will be effective.

Global economic conditions could have an adverse effect on our business, operating results and financial condition.

The uncertain state of the global economy continues to affect businesses around the world, most acutely in emerging markets and developing economies. If global economic and financial market conditions do not improve or deteriorate, the following factors could have an adverse effect on our business, operating results and financial condition:

●	Slower consumer spending may result in reduced demand for our products, reduced orders from retailers for our products, order cancellations, lower revenues, higher discounts, increased inventories and lower gross margins;

●	In the future, we may be unable to access financing in the credit and capital markets at reasonable rates in the event we find it desirable to do so;

●	We conduct transactions in various currencies, which increases our exposure to fluctuations in foreign currency exchange rates relative to the U.S. Dollar. Continued volatility in the markets and exchange rates for foreign currencies and contracts in foreign currencies could have a significant impact on our reported operating results and financial condition;

●	Continued volatility in the availability and prices for commodities and raw materials we use in our products and in our supply chain could have an adverse effect on our costs, gross margins and profitability;

●	If operators or distributors of our products experience declining revenues or experience difficulty obtaining financing in the capital and credit markets to purchase our products, this could result in reduced orders for our products, order cancellations, late retailer payments, extended payment terms, higher accounts receivable, reduced cash flows, greater expense associated with collection efforts and increased bad debt expense;

●	If operators or distributors of our products experience severe financial difficulty, some may become insolvent and cease business operations, which could negatively affect the sale of our products to consumers; and

●	If contract manufacturers of our products or other participants in our supply chain experience difficulty obtaining financing in the capital and credit markets to purchase raw materials or to finance capital equipment and other general working capital needs, it may result in delays or non-delivery of shipments of our products.

International hostilities, terrorist or cyber-terrorist activities, natural disasters, pandemics, and infrastructure disruptions could prevent us from effectively serving our customers and thus adversely affect our results of operations.

Acts of terrorist violence, cyber-terrorism, political unrest, armed regional and international hostilities and international responses to these hostilities, natural disasters, including hurricanes or floods, global health risks or pandemics or the threat of or perceived potential for these events could have a negative impact on us. These events could adversely affect our customers’ levels of business activity and precipitate sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our employees and our physical facilities and operations around the world, whether the facilities are ours or those of our third-party service providers or customers. By disrupting communications and travel and increasing the difficulty of obtaining and retaining highly skilled and qualified personnel, these events could make it difficult or impossible for us to deliver products and services to our customers. Extended disruptions of electricity, other public utilities or network services at our facilities, as well as system failures at our facilities or otherwise, could also adversely affect our ability to serve our customers. We may be unable to protect our employees, facilities and systems against all such occurrences. We generally do not have insurance for losses and interruptions caused by terrorist attacks, conflicts and wars. If these disruptions prevent us from effectively serving our customers, our results of operations could be adversely affected.

We face risks arising from the results of the public referendum held in United Kingdom and its membership in the European Union.

The ongoing developments following from the United Kingdom’s public referendum vote to exit from the European Union (“Brexit”) could cause disruptions to and create uncertainty surrounding our business, including affecting our relationships with existing and potential customers, suppliers and employees. Negotiations have commenced to determine the terms of the United Kingdom’s future relationship with the European Union, including the terms of trade between the United Kingdom and the European Union. The effects of Brexit will depend upon any agreements the United Kingdom makes to retain access to European Union markets either during a transitional period or more permanently. The measures could potentially disrupt some of our markets and jurisdictions in which we operate, and adversely change tax benefits or liabilities in these or other jurisdictions. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. In addition, the announcement of Brexit has caused significant volatility in global stock markets and currency exchange rate fluctuations, including the strengthening of the U.S. Dollar against some foreign currencies, and the Brexit negotiations may continue to cause significant volatility. The progress and outcomes of Brexit negotiations also may create global economic uncertainty, which may cause customers and potential customers to monitor their costs and reduce their budgets for products and services. Any of these effects of Brexit, among others, could materially adversely affect the business, business opportunities, results of operations, financial condition and cash flows of our Company.

USE OF PROCEEDS

The proceeds from the sale of the Shares offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any of the proceeds from any sale of Shares by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth, as of December 21, 2017:

●	the name of each selling stockholder;
●	the number of Shares that each selling stockholder beneficially owned prior to this offering;
●	the number of Shares beneficially owned by each selling stockholder that may be offered pursuant to this prospectus; and
●	the number of Shares to be beneficially owned by each selling stockholder following this offering, assuming the sale pursuant to this offering of all Shares that are beneficially owned by such selling stockholder and offered pursuant to this prospectus.

The persons listed as selling stockholders may not have a present intention of selling Shares or may offer or sell fewer than the number of Shares indicated. The information included in the table assumes that each stockholder below will elect to sell all of his Shares set forth under “Number of Shares Which May Be Offered.” This table has been prepared to comply with the rules and regulations of the Commission but does not reflect any knowledge that we have with respect to the present intent of the persons listed as selling stockholder.

	Number of Shares	Number of	Number of Shares
	Beneficially Owned Prior	Shares Which	Beneficially Owned After
Name (1)	to Offering (2)	May Be Offered	Offering (2)(3)

Harmen Brenninkmeijer	6,908	6,908	0
Martin Lucas	16,809	16,809	0

(1)	Each of the individuals listed in the table above is a non-affiliate employee or consultant of the Company and beneficially owns less than 1% of our outstanding Common Stock.
(2)

The amounts shown are derived from information available to the Company after undertaking reasonable efforts to determine the beneficial ownership of the selling stockholders listed. Beneficial ownership is determined in accordance with the rules and regulations of the Commission. To our knowledge each person named in the table has sole voting and investment power with respect to the shares set forth opposite that person’s name.

(3)	Assumes the sale of all Shares offered pursuant to this prospectus and no other purchases or sales of our Common Stock.

PLAN OF DISTRIBUTION

The selling stockholders may offer for sale or sell their Shares in varying amounts, through public or private transactions, and at prevailing market prices or at privately negotiated prices. Such future prices are not currently known. The selling stockholders will receive all of the net proceeds from the sale of the Shares. The Company will not receive any proceeds from the sale of the Shares. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by the Company in connection with this registration and offering not borne by the selling stockholders will be borne by the Company.

In connection with any sale, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

There is no assurance that any of the selling shareholders will sell any or all of the Shares pursuant to this prospectus.

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP, New York, New York, who will pass upon the validity of the shares being offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 10-K for the year ended September 30, 2017 have been audited by Marcum LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 INTERESTS OF NAMED EXPERTS AND COUNSEL

Ellenoff Grossman & Schole LLP received 3,433 shares of our common stock as partial compensation for legal services rendered in connection with our IPO and other legal matters, and has transferred to certain of its partners 100 shares each of such common stock.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Except to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, the Company hereby incorporates by reference into this Registration Statement the following documents:

●	the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed December 4, 2017; and

●	the descriptions of the Company’s securities contained in the Registration Statements on Form 8-A, filed on October 14, 2014 and August 14, 2017, including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and other information set forth in, or incorporated by reference into, this prospectus, may relate to future events and expectations, and as such constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. Our forward-looking statements include, but are not limited to, statements regarding our business strategy, plans and objectives and our expected or contemplated future operations, results, financial condition, beliefs and intentions. In addition, any statements that refer to projections, forecasts or other characterizations or predictions of future events or circumstances, including any underlying assumptions on which such statements are expressly or implicitly based, are forward-looking statements. The words “anticipate”, “believe”, “continue”, “can”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “scheduled”, “seek”, “should”, “would” and similar expressions, among others, and negatives expressions including such words, may identify forward-looking statements.

Our forward-looking statements reflect our current expectations about our future results, performance, liquidity, financial condition, prospects and opportunities, and are based upon information currently available to us, our interpretation of what we believe to be significant factors affecting our business and many assumptions regarding future events. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, our forward-looking statements. This could occur as a result of various risks and uncertainties, including the following:

●	our ability to compete effectively in our industries;
●	the effect of evolving technology on our business;
●	our ability to renew long-term contracts and retain customers, and secure new contracts and customers;
●	our ability to maintain relationships with suppliers;
●	our ability to protect our intellectual property;
●	government regulation of our industries;
●	the outcome of the UK Government’s ongoing triennial review of UK gaming regulation;
●	our ability to successfully grow by acquisition as well as organically;
●	our ability to attract and retain key members of our management team;

●	our need for working capital;
●	our ability to secure capital for growth and expansion;
●	changing consumer, technology and other trends in our industries;
●	our ability to successfully operate across multiple jurisdictions and markets around the world;
●	changes in local, regional and global economic and political conditions;
●	and other factors.

In light of these risks and uncertainties, and others discussed in this prospectus, there can be no assurance that any matters covered by our forward-looking statements will develop as predicted, expected or implied. Readers should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. We advise you to carefully review the reports and documents we file from time to time with the Commission.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-8, of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock offered pursuant to this prospectus. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of those documents filed as exhibits to the registration statement or otherwise filed by us with the Securities and Exchange Commission for a more complete understanding of the matters involved. Each statement concerning those documents is qualified in its entirety by such reference.

We are also subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act we file reports, proxy statements and other information with the Commission. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about public reference rooms. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the Securities and Exchange Commission may be obtained from its internet address at http://www.sec.gov.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

●	the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed December 4, 2017; and

●	the descriptions of the Registrant’s securities contained in the Registration Statements on Form 8-A, filed on October 14, 2014 and August 14, 2017, including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Ellenoff Grossman & Schole LLP received 3,433 shares of our common stock as partial compensation for legal services rendered in connection with our IPO and other legal matters, and has transferred to certain of its partners 100 shares each of such common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The Registrant’s certificate of incorporation and bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL. In addition, the Registrant has entered into indemnification agreements with each of its current directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law if the director or officer was, is made, or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the Registrant, for all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such proceeding, or, in a proceeding by or in the right of the Registrant, in both cases, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful; provided no indemnification shall be made in a proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which the director or officer shall have been finally adjudged by a court to be liable to the Registrant, unless and only to the extent that any court in which the proceeding was brought or the Delaware Court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnification, to be held harmless or to exoneration. The indemnification agreement also provides for, among other things, (i) partial indemnification of all expenses actually and reasonably incurred by the director or officer in the event that he or she was successful as to less than all of the claims in connection with any proceeding; (ii) that, in respect of any proceeding in which the Registrant is jointly liable with the director or officer, to the fullest extent permitted by law, the Registrant waives and relinquishes any right of contribution it may have against the director of officer; (iii) proportionate contribution by the Registrant of all expenses actually incurred and paid or payable in the event the director or officer shall elect or be required to pay all or any portion of a judgment or settlement in any proceeding in which the Registrant is jointly liable; and (iv) to the fullest extent permitted by law, that the Registrant will advance the expenses incurred by or on behalf of the director or officer in connection with any eligible proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification by the Registrant. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.

The Registrant has purchased directors’ and officers’ liability insurance. The Registrant believes that this insurance is necessary to attract and retain qualified directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on December 21, 2017.

INSPIRED ENTERTAINMENT, INC.

By:	/s/ Luke L. Alvarez
Luke L. Alvarez
President and Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Lorne Weil, Luke L. Alvarez and Stewart F.B. Baker, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: December 21, 2017	/s/ A. Lorne Weil
A. Lorne Weil, Executive Chairman

Dated: December 21, 2017	/s/ Luke L. Alvarez
Luke L. Alvarez, President and Chief Executive Officer and Director (Principal Executive Officer)

Dated: December 21, 2017	/s/ Stewart F.B. Baker
Stewart F.B. Baker, Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: December 21, 2017	/s/ Nicholas Hagen
Nicholas Hagen, Director

Dated: December 21, 2017	/s/ M. Alexander Hoye
M. Alexander Hoye, Director

Dated: December 21, 2017	/s/ Ira H. Raphaelson
Ira H. Raphaelson, Director

Dated: December 21, 2017	/s/ John M. Vandemore
John M. Vandemore, Director

Dated: December 21, 2017	/s/ Roger D. Withers
Roger D. Withers, Director

EXHIBIT INDEX

Number	Description

4.1	Inspired Entertainment 2016 Long-Term Incentive Plan, incorporated herein by reference to Exhibit 10.3 to the Annual Report on Form 10-K of the Company, filed with the SEC on December 4, 2017.

4.2*	Subscription Agreement dated December 29, 2016 between the Registrant and Harmen Brenninkmeijer in connection with the services provided by such person to the Registrant.

4.3*	Subscription Agreement dated December 29, 2016 between the Registrant and Martin Lucas in connection with the services provided by such person to the Registrant.

5.1*	Opinion of Ellenoff Grossman & Schole LLP.

23.1*	Consent of Marcum LLP.

23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney.

*	Filed herewith.

**	Included on the signature page to this Registration Statement.